UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2026

Illumina, Inc.

(Exact name of registrant as specified in its charter)

001-35406

(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	33-0804655 (I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122

(Address of principal executive offices) (Zip code)

(858) 202-4500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ILMN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Credit Agreement

On August 13, 2026, Illumina, Inc. (“Illumina” or the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, as the borrower, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, an issuing bank and the swingline lender, and the other issuing banks from time to time party thereto.

The Credit Agreement provides for a $1,000 million senior unsecured five-year revolving credit facility (with a $50 million sublimit for swingline borrowings and a $75 million sublimit for letters of credit) (the “Credit Facility”). Any loans under the Credit Facility will have a variable interest rate based on either the term secured overnight financing rate or the alternate base rate, plus an applicable rate that varies with the Company’s debt rating. The Credit Agreement includes an option for the Company to elect to increase the commitments under the Credit Facility or to enter into one or more tranches of term loans in the aggregate principal amount of up to $500 million, subject to the consent of the lenders providing the additional commitments or term loans, as applicable, and certain other conditions.

The proceeds of the loans under the Credit Facility may be used to finance the working capital needs, and for general corporate or other lawful purposes, of Illumina and its subsidiaries.

The Credit Agreement contains financial and operating covenants. The financial covenant provides for a maximum total leverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries and (iii) certain fundamental changes and the disposition of assets by the Company and its subsidiaries. The Credit Agreement contains other customary covenants, representations and warranties, and events of default.

The Credit Facility matures, and all amounts outstanding thereunder will become due and payable in full, on August 13, 2031, subject to three one-year extensions at the option of the Company, the consent of the extending lenders and certain other conditions. Amounts borrowed under the Credit Facility may be prepaid, and the commitments under the Credit Facility may be terminated by the Company, at any time without premium or penalty. As of the date of this report, no borrowings were outstanding under the Credit Facility.

The commitments under the Credit Agreement replace, in their entirety, the commitments under the Credit Agreement dated as of January 4, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Company, as the borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, an issuing bank and the swingline lender, and the other issuing banks party thereto. The Existing Credit Agreement and the commitments thereunder were terminated as of August 13, 2026.

The foregoing summary of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 with respect to the Credit Agreement and the Existing Credit Agreement is hereby incorporated by reference into this Item 1.02 insofar as it relates to the termination of a material definitive agreement of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Credit Agreement, dated as of August 13, 2026, among the Company, as the borrower, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, an issuing bank and the swingline lender, and the other issuing banks from time to time party thereto
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2026

ILLUMINA, INC.,

By
/s/ Ankur Dhingra
	Name:	Ankur Dhingra
	Title:	Chief Financial Officer